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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                            Crop Growers Corporation
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                                (Name of Issuer)


                          Common Stock, par value $.01
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                         (Title of Class of Securities)


                                   227297 10 8
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                                 (CUSIP Number)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

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CUSIP NO. 227297 10 8                  13G                 PAGE  2  OF  4  PAGES
          --------------------                                  ---    ---
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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Gary A. Black

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) / /
                                                                        (b) / /
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3    SEC USE ONLY


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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
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            NUMBER OF                   5    SOLE VOTING POWER

             SHARES                                    789,099
                                       -----------------------------------------
          BENEFICIALLY                  6    SHARED VOTING POWER

            OWNED BY                                      0
                                       -----------------------------------------
              EACH                      7    SOLE DISPOSITIVE POWER

           REPORTING                                   789,099
                                       -----------------------------------------
            PERSON                      8    SHARED DISPOSITIVE POWER

             WITH                                         0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     789,099
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*


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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      9.88%
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12   TYPE OF REPORTING PERSON*

                                       IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!

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Item 1(a).   NAME OF ISSUER.
             Crop Growers Corporation

Item 1(b).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
             10895 Lowell, Suite 300
             P.O. Box 25951
             Overland Park, KS 66225-5951

Item 2(a).   NAME OF PERSON FILING.
             Gary A. Black

Item 2(b).   ADDRESS OF ISSUER'S PRINCIPAL BUSINESS OFFICE.
             3325 15th Avenue South
             Great Falls, MT 59405

Item 2(c).   CITIZENSHIP.
             U.S.A.

Item 2(d).   TITLE OF CLASS OF SECURITIES.
             Common Stock, $.01 par value

Item 2(e).   CUSIP NUMBER.
             227297 10 8

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
             Not Applicable.

Item 4.      OWNERSHIP
             (a)  Amount Beneficially Owned at 12/31/96:                 789,099

             (b)  Percent of Class:                                        9.88%

             (c)  Number of Shares as to Which Such Person Has:

                  (i)   Sole power to vote or direct the vote:           789,099
                  (ii)  Shared power to vote or direct the vote:               0
                  (iii) Sole power to dispose or direct the
                        disposition of:                                  789,099
                  (iv)  Shared power to dispose or direct the
                        disposition of:                                        0

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
          Not Applicable.

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. Not Applicable.


                                Page 3 of 4 Pages

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Item 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not Applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
          Not Applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP
          Not Applicable.

Item 10.  CERTIFICATION
          Not applicable.


                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


February 6, 1997                        /s/ Gary A. Black
                                        ----------------------------------------
                                        Gary A. Black


                                Page 4 of 4 Pages